Exhibit 4.2

AMENDMENT NUMBER 5
TO THE ARTICLES OF INCORPORATION OF
HYBRID DYNAMICS CORPORATION

1.           The name of the corporation for which this Certificate of Amendment to the Articles of Incorporation is being filed is Hybrid Dynamics Corporation (the "Corporation").

2.           The original Articles of Incorporation of the Corporation, as subsequently amended, were filed on July 22, 1999 (the "Articles of Incorporation").

3.           The Articles of Incorporation of the Corporation shall be amended as follows:

A.           Article I is amended to read as follows:

The name of the Corporation is DAM HOLDINGS INC.

B.           Article IV is amended to add a new subparagraph (d) as follows:

(d)           Upon the later of September 14, 2009 or the date on which this Certificate of Amendment is filed with the Secretary of State of the State of Nevada (the "Effective Date"), every two-hundred (200) shares of common stock, par value $.00015 per share (the "Common Stock"), of the Corporation issued and outstanding and of record on the books of the Corporation at the close of business on the Effective Date (the "Old Shares") will automatically be converted into one (1) share of Common Stock (the "New Shares") of the Corporation. No fractional shares will be issued, and no cash or other consideration will be issued in lieu thereof.